UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2025

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

-
Delaware	001-38445	36-4787690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

642 Newtown Yardley Road, Suite 100 Newtown, PA		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 944-6100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	HSDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on August 9, 2024, Helius Medical Technologies, Inc. (the “Company”) received a letter (the “Bid Price Deficiency Notice”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the closing bid price for its common stock had been below $1.00 per share for 30 consecutive trading days, it was not compliant with Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from August 9, 2024, or until February 5, 2025, to regain compliance with the Minimum Bid Price Requirement.

On February 7, 2025, the Company received a letter from the Staff indicating the Company’s continued non-compliance with the Minimum Bid Price Requirement. The letter further informed the Company that the Company’s common stock would be delisted from The Nasdaq Capital Market unless the Company appeals the Staff’s delisting determination by requesting a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company’s request for a hearing will stay any further delisting action by the Staff pending the ultimate outcome of the hearing. The Company’s common stock will remain listed and eligible for trading on Nasdaq at least pending the ultimate conclusion of the hearing process.

The Company intends to timely request a hearing before the Panel to appeal the determination by the Staff, and to present its plan to regain and sustain compliance with the Minimum Bid Price Requirement.

There can be no assurance that the Company will ultimately regain compliance and remain listed on Nasdaq.

Item 5.08 Shareholder Director Nominations.

The information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08, to the extent applicable.

Item 8.01 Other Events.

As previously disclosed, on January 21, 2025, the Company entered into warrant exercise inducement offer letters (the “Inducement Letters”) with certain holders (the “Holders”) of its existing Series A warrants and Series B warrants to purchase shares of the Company’s Class A common stock (the “Existing Warrants”), pursuant to which the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 4,971,110 shares of the Company’s common stock, in the aggregate, at a reduced exercise price of $0.751 per share, in exchange for the Company’s agreement to issue new Series C Warrants and Series D Warrants (the “Inducement Warrants”) on substantially the same terms as the Existing Warrants described below, to purchase up to 6,213,888 shares of the Company’s common stock (the “Inducement Warrant Shares”).

The exercise of the Inducement Warrants and issuance of the Inducement Warrant Shares is subject to stockholder approval in accordance with Nasdaq Listing Rule 5635(d) of The Nasdaq Stock Market LLC (the “Stockholder Approval”). The Company agreed to hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) calendar days following the date of the Inducement Letters for the purpose of obtaining such Stockholder Approval pursuant to, with the recommendation of the Company’s board of directors that such proposal is approved.

In connection with the foregoing, the Company expects to hold its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, April 21, 2025 and has fixed the closing of business on March 12, 2025 as the record date for the Annual Meeting. Because the date of the Annual Meeting has been changed by more than 30 days from the anniversary date of the 2024 Annual Meeting of Stockholders, the Company is providing the due date for submission of any qualified stockholder proposal.

Pursuant to applicable Securities and Exchange Commission (“SEC”) rules and the Company’s bylaws, the deadline for the submission of proposals to be included in the Company’s proxy materials is the close of business on February 17, 2025, and the deadline for the submission of director nominations to be brought before the Annual Meeting by a stockholder is the close of business on February 17, 2025. Written notice for any such proposals, nominations or other business must be received by the Company at its principal executive office (Helius Medical Technologies Corporation, Attention: Secretary, 642 Newtown Yardley Road, Suite 100, Newtown, PA 18940) by the applicable deadline and must comply with the procedures and requirements of applicable SEC rules and the Company’s bylaws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Dated: February 7, 2025	By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer, Treasurer and Secretary

4